TELECOMMUNICATIONS SERVICES AGREEMENT

THIS TELECOMMUNICATIONS SERVICES AGREEMENT is made and entered into as of the 20th day of September, 2006, by and between MCI Communications Services, Inc, a Delaware corporation with an address at 6665 North MacArthur Blvd, Irving, Texas 75039 and doing business as Verizon Business Services ("Verizon") on behalf of itself and its "Affiliates" (as hereinafter defined) and their respective successors and Fusion Telecommunications International Inc., a Delaware corporation with an address at 420 Lexington Avenue, Suite 1718, New York, New York 10170 ("Provider") on behalf of itself and its "Affiliates" (as hereinafter defined) and their respective successors.

RECITALS

WHEREAS, Provider is in the business of providing certain telecommunications services to other telecommunications companies; and

WHEREAS, Verizon desires to obtain from Provider the "Services" (defined in Section 1.12 herein) and further described in Attachment A which is attached to and made a part of this Agreement; and

WHEREAS, Provider and Verizon wish to set forth in this Agreement the exclusive terms and conditions under which Provider will provide the Services to Verizon.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

I.              DEFINITIONS

1.1

"Affiliate" shall mean any entity controlling, controlled by or under common control (either directly or indirectly) with Verizon or Provider) as applicable, including any such entity that becomes a Verizon Affiliate or Provider Affiliate after the date of this Agreement.

1.2

"Agreement" shall mean this Telecommunications Services Agreement and all attachments or exhibits hereto, as the same may be amended. In the event of an inconsistency between this Telecommunications Services Agreement and any attachments or exhibits hereto, this Telecommunications Services Agreement takes precedence.

1.3

"Authorized Entity" shall have the meaning given in Section 3.2.

1.4

"Business Days' shall mean any day that is not a Saturday, Sunday or by law a national holiday in the United States.

1.5

"Business Hours" shall mean be hours between 8:00 AM EST and 5:00 PM EST during Business Days.

1.6

"Confidential Information" shall mean confidential or proprietary information (including without limitation this Agreement, technical and business plans, specifications, drawings, computer programs, network configurations, facilities deployment information, procedures, orders for services, usage information, Customer Proprietary Network Information ("CPNI") and carrier proprietary information as defined in 47 U.S.C. Section 222, and customer account data) that one party or its Affiliates ("Owner") may disclose to the other party or its Affiliates ("Recipient") in connection with the performance. or in anticipation or negotiation, of this Agreement and is disclosed by an Owner to a Recipient in document or other tangible form (including on magnetic tape) or by oral, visual or other means, and which should reasonably have been understood by such Recipient to be proprietary and confidential to such Owner, because of legends or other markings) the circumstances of the disclosure or the nature of the information itself.

1.7

 "Customer') shall mean any corporation, company, entity or person to which Verizon or Provider (as applicable) furnishes services, whether under tariff or by contractual arrangement.

1.8

"Force Majeure Event" shall have the meaning given in Article Xlll of this Agreement.

1.9

"Interruption" shall mean a failure of the Services to meet the applicable Specifications, unless such failure (a) is the result of a Force Majeure Event, or (b) results from, and begins and ends during the period of time that Verizon pre-approves for Scheduled Maintenance; provided that such Scheduled Maintenance is performed in accordance with this Agreement and occurs no more than once in any calendar month.

1.10

 "Looping" shall mean a problem encountered in voice traffic routing in which the traffic returns to Verizon's Network, directly or indirectly.

1.11

"Provider's Network" shall mean any telecommunications equipment and facilities used by Provider or an Authorized Entity to provide the Services.

1.12

"Services" shall mean US originating/international terminating switched telecommunications services including voice, fax and data (analog/SDN/SW 64) calls.

1.13

"Specifications" shall have the meaning set forth in Article VII herein and, unless otherwise agreed in writing by the parties, shall conform to the applicable industry accepted technical specifications, as the same may be established from time to time. The term "Specifications" shall also include the technical specifications contained in any Attachment to this Agreement at the time of execution or subsequently added.

1.14

"Verizon Affiliate Agreement" shall have the meaning given in Section 4.3.

1.15

"Verizon Data” shall include, but not be limited to data transmissions (including the originating and destination numbers and IP addresses, date, time and duration of voice or data transmissions, and other data necessary for the establishment, billing or maintenance of the transmission), data containing personal and/or private information of Verizon, the Verizon Customer, its employees or authorized users of Verizon services, and other data provided by Verizon, its Verizon Affiliates and their respective agents in connection with the provision of Verizon services.

1.16

“Verizon's Network” shall mean the telecommunications equipment and facilities managed by Verizon to provide telecommunications services to its Customers.

Unless otherwise expressly defined in this Agreement all other terms used in this Agreement shall be accorded their usual and customary meanings in the telecommunications industry.

II.

TERM AND TERMINATION

2.1

The term of this Agreement shall commence as of the date hereof and shall continue until terminated by either party as provided herein.

2.2

Either party may terminate this Agreement upon thirty (30) days advance written notice to the other party.

2.3

Upon termination of this Agreement or of any Services provided herenp.der, the parties shall work cooperatively to minimize any potential interruptions of service and or other disruptions or inconveniences to Verizon's Customers, and shall comply with any additional procedures as may be agreed upon in writing by the parties.

III.

SERVICE AVAILABILlTY;  AUTHORIZED ENTITIES

3.2

Verizon acknowledges that Services may be provided in certain geographic areas through entities other than Provider. Provider represents and warrants to Verizon that (a) such entities are (or will be at the time Services are provided) Affiliates of Provider which Provider controls (each, an "Authorized Entity"), and (b) each such Authorized Entity shall manage and control the network on which Services are provided in its geographic area. All Services provided through an Authorized Entity shall be subject to, and governed by, all the terms and conditions of this Agreement as if such Services were furnished directly by Provider. In the event that Provider ceases to control any Authorized Entity or any Authorized Entity ceases to manage and control its network, Provider must notify Verizon in writing immediately. In such event, Verizon shall have the right, at its sole discretion and without liability, to terminate the Services being provided by such entity without notice.

3.3

Provider will insure that routes which it, or any Authorized Entity, provides to Verizon for Services will not loop. If Verizon discovers that any routes which it or any Authorized Entity, provides to Verizon for Services loop, Verizon may at its sole discretion and without liability, terminate the Services associated with such routes. Additionally, Verizon may. be entitled to remedies set forth in Article VII below. Provider acknowledges that continual looping on routes which carry Services may affect the parties overall business relationship and that failure by Provider to remedy such continual looping may result in a decision by Verizon in its sole discretion to terminate this Agreement immediately upon written notice to Provider, without incurring any termination liability.

IV.

VERIZON AFFILIATES

4.1

Provider and Verizon agree that any Verizon Affiliate independently may obtain Services from Provider subject to, and governed by, all the terms and conditions of this Agreement (including, but not limited to, the prices set forth in Attachment A) as if such Services were purchased directly by the Verizon Affiliate. Any reference to Verizon in this Agreement with respect to Services purchased by a Verizon Affiliate shall be a reference to the applicable Verizon Affiliate. Any responsibility or liability of the Verizon Affiliate pursuant to this Section 4.1 or Section 4.3 is the responsibility or liability of the Verizon Affiliate alone and is not a joint responsibility or liability of Verizon and the Verizon Affiliate.

4.2

Provider acknowledges that Verizon Affiliates may have differing systems related to the purchasing of Services under this Agreement; such differing systems include, without limitation, ordering, provisioning, billing and trouble reporting systems. In the event that an Verizon Affiliates which uses systems, processes and procedures different from those set forth in this Agreement, elects to purchase Services under this Agreement, Provider agrees to use its best efforts to coordinate with the applicable Verizon Affiliate to exchange all necessary information and establish all necessary procedures for the provisioning of Services to the applicable Verizon Affiliate.

4.3

Provider and Verizon agree that any Verizon Affiliate, which is a party to an agreement with Provider or a Provider Affiliate for the provision of services materially the same as the Services provided herein (an "Verizon Affiliate Agreement"), shall have the right,. at its option and upon thirty (30) days' prior, written notice, to (a) substitute those certain pricing terms listed in Attachment A, in whole or in part, for the pricing terms contained in the Verizon Affiliate Agreement, or (b) terminate the Verizon Affiliate Agreement, without penalty, transfer the services provided there under to this Agreement, and thereafter order Services hereunder pursuant to Sections 4.1 and 4.2 above. To effect any change in the pricing under the Verizon Affiliate Agreement pursuant to clause (a) above. Provider agrees to enter into. or cause the applicable Provider Affiliate to enter into. an amendment to the Verizon Affiliate Agreement at the Verizon Affiliate’s request. Any such pricing change shall be effective retroactive to the date on which the Verizon Affiliate exercises its rights under clause (a) above. In the event that a Verizon Affiliate, which is not a party to this Agreement, enters into negotiations for a separate agreement with Provider or a Provider Affiliate for the provision of services materially the same as the Services provided herein, Provider agrees to offer, or cause the applicable Provider Affiliate to offer, pricing terms that are at least as favorable as those listed in Attachment A.

V.

PAYMENT FOR SERVICES

5.1

The charges for Services provided to Verizon under this Agreement shall be determined in accordance with Attachment A. The rates set forth in Attachment A may be changed by Provider, provided that it has notified Verizon in writing of such rate changes (including rate(s) and corresponding calling code(s)) at least seven (7) calendar days prior to the effective date of any rate increase ("Rate Notice"). For avoidance of doubt, any rate increase shall not be effective until at least the 8th calendar day following the date of Rate Notice and any rate decrease shall be effective immediately upon the date of Rate Notice. Any Rate Notice shall be effective only if in writing and sent by email to email address MCI International Outbound Rates Admin@lists.mci.com during Business Hours and only if Verizon acknowledges receipt of the Rate Note within two (2) Business Days via email to Provider using return receipt or to a separate e-mail address provided by Provider.  If Provider does not receive the confirmation of receipt from Verizon within such two (2) Business Day period, Provider shall, at least three (3)

Business Days prior to rate increase effective date, contact Verizon via facsimile transmission to the fax number

 (972) 729-6026 (as evidenced by confirmation) during Business Hours and such correspondence shall include a legible printed copy of the Rate Notice and evidence of its original sending date (e,g" a printed copy of the "sent" email). In the event of any such increase in rates, Verizon may in its sole discretion terminate this Agreement, or some or all of the affected Services, immediately upon written notice to Provider, without incurring any termination liability.

5.2

 Unless otherwise specified In Attachment A and except with respect to Mexico, the charges shall be billed by Provider to Verizon using a billing increment of one (I) second for the initial period and one (I) second increments for additional periods after the initial period. For traffic terminated in Mexico, the charges shall be billed by Provider to Verizon using a billing increment of sixty (60) seconds for the initial period and then rounded up to the nearest sixty (60) second increment for additional periods after the initial period. The billing increments set forth in this Section 5.2 may be changed only by written amendment to this Agreement signed by the parties.

5.3

Provider shall deliver accurate itemized invoices on a calendar month basis 'for the Services to Verizon at the address provided by Verizon fifteen (15) days after the end of such calendar month. Invoices shall be in U.S. Dollars and shall contain a summary of the charges, all Call Detail Records (including, but not limited to, information on date, time, origin, destination, duration and all other details to back up the information in the invoice and CDRs), and such other information as mutually agreed upon by the parties in writing. Under no circumstances shall Verizon be liable for any charges for Provider's Services or third-party provided services, if any, that are not billed by Provider within ninety (90) days after the charges were initially incurred. Invoices shall be provided to Verizon in hard copy and in electronic format; all back-up or supporting information, including without limitation CDRs, shall be provided to Verizon in electronic format. All notices and communications related to invoicing and payment matters shall be in writing and shall be addressed to:

Verizon

5055 North Point Parkway

Alpharetta, Georgia 30022

Attn: Heather Brown

Fax: 678-259-5324

5.4

Subject to Section 5.6 below, Verizon shall pay any undisputed Provider invoice, or undisputed portion of an invoice, within thirty (30) days after Verizon’s receipt of Provider's complete invoice. Payment shall be by wire transfer or by a check drawn on immediately available funds in a United States bank or by such other means as shall be mutually agreed upon by the parties.

5.5

Verizon shall have the right to dispute in good faith any charges included on Provider invoices. In the event of any such dispute, the portion of the invoice that is undisputed shall be paid as provided in Section 5,4 hereof. Verizon shall have the right to withhold payment of the disputed amount, provided that Verizon gives Provider notice of the amount and reason for the dispute at the time the payment is withheld. All invoicing disputes that cannot be resolved by negotiation shall be resolved in accordance with the provisions of Article XXI herein. Notwithstanding any provisions contained in this Agreement to the contrary, Verizon's failure to pay any invoice or portion thereof as a result of an unresolved dispute shall not be considered a breach of the terms and provisions of this Agreement.

5.6

Provider, in its sole discretion, shall have the right to offset any undisputed amounts owed by Verizon or any Verizon Affiliate (collectively "Verizon Entities") to Provider or any Provider Affiliate (collectively "Provider Entities") against any amounts owed by Provider Entities to Verizon Entities. The applicable Provider Entity shall receive credit toward the amount of such offset and Verizon shall not invoice or re-invoice the offset amount. Verizon, in its sole discretion, shall have the right to offset any undisputed amounts owed by Provider Entities to Verizon Entities against any undisputed amounts owed by Verizon Entities to Provider Entities. The applicable Verizon Entity shall receive credit toward the amount of such offset and Provider Entity shall not invoice or reinvoice the offset amount. All net amounts owed by either party shall be remitted in accordance with applicable contract terms, and all disputed items shall be administered in accordance with applicable contract terms

5.7

If Verizon reasonably believes that the rates for Services can no longer be considered to be competitive compared to charges for substantially comparable services available in the marketplace, Verizon is entitled by giving written notice to Provider to require Provider to re-negotiate the rates, in good faith to reach a mutually acceptable revision. If Verizon can provide Provider with documentary evidence that services substantially the same as the Services, and containing the same or comparable contract terms and conditions, are available to Verizon at more competitive prices (the "Benchmarked Prices"), then Provider shall revise the rates under this Agreement accordingly and such rates beginning invoicing the Benchmarked Prices the next month. Verizon has the right to immediately terminate this Agreement, without liability nor penalty of any kind, in the event that Provider does not within a (30) day period of Provider’s having been presented with Verizon’s documentary evidence of the Benchmarked Prices, lower the rates for Services.

VI.

LEGAL AND REGULATORY REOUlREMENTS

6.1

At all times during the term of this Agreement, each party shall comply with all present and future applicable laws, rules and regulations relating to or affecting the performance of its obligations hereunder, and shall bear all costs and risks in connection with such compliance. Each party shall secure and maintain (a) all licenses, permits and authorizations from aU governmental agencies, necessary for the performance of its obligations hereunder; including without limitation, registering or filing this Agreement, if required, with the appropriate governmental agency and (b) all property rights necessary for its equipment, network and facilities, including, but not limited to, rights of way, easements, leases, and licenses (all such requirements and rights are hereinafter referred to as "Required Rights"). Each party shall comply with all laws governing the activities of its business, including, without limitation, any rules, regulations or guidelines issued by any telecommunications regulatory body or administration regarding the manner in which the Service may be provided. Notwithstanding any other provisions of this Agreement, if such Required Rights are not obtained and maintained by either party, that party shall be in default hereunder and, in addition to any other remedies it may have at law and or in equity, the other party may terminate this Agreement in whole or with respect to the affected Services immediately upon notice and without incurring any termination liability.

6.2

This Agreement is made expressly subject to an present and future valid orders and regulations of any regulatory body having jurisdiction over the subject matter hereof and to the laws of the United States of America. Any of its states, or any other government or governmental agency having jurisdiction. In the event this Agreement or any of its provisions, shall be found contrary to or in conflict with any such order, rule regulation or law, this Agreement shall be deemed modified to the extent necessary to comply with any such order, rule, regulation or law and shall be modified, by language agreed upon by the parties, in such a way as is consistent with the form, intent and purpose of this Agreement.

6.3

The parties agree that this Agreement, to the extent that it is subject to FCC regulation, is an inter-carrier agreement that is not subject to the filing requirements of Section 211(a) of the Communications Act of 1934 (47 U.S.C. § 211 (a)) as implemented in 47 C.F.R. § 43.51. The provision of Services to Verizon shall be governed exclusively by this Agreement, and shall not be affected by any local state or federal tariff existing as of the date of this Agreement or subsequently filed by Provider or any Authorized Entity.

VII.

SERVICE SPECIFICATIONS. MAINTENANCE, REPAIR AND TESTING

7.1

The Services shall meet the applicable Specifications set forth below and elsewhere in this Agreement, including but not limited to Section 7.2, and shall at all times be provided in accordance with industry standards (including without limitation ITU standards). An Interruption shall be measured from the time that the Interruption starts to the time of full compliance with the applicable Specifications. In the event that there is an Interruption, Verizon shall be entitled to receive a credit as set forth below:

(i) Calculate the total minute duration of the affected call (referred to as "D")
(ii) Determine the applicable rate per minute for such call (referred to as "R")
(iii) Credit amount owed to Verizon for such call = "D" x “R”
(iv) Verizon may choose to have the total credit amount deducted directly from Verizon's next succeeding monthly invoice or to have Provider submit a check to Verizon in the amount of the total credit

7.2

Quality of Service Specifications. Provider is responsible for delivering a quality of service that is at all times acceptable to Verizon. Such quality of service will be measured by the following metrics: Answer Seizure Ratio ("ASR") percentage, post dial delay, and any other metric determined by Verizon to be critical to the quality of the Services provided hereunder, Provider shall return or release back to Verizon's network any and all uncompleted calls or calls that encounter congestion. Provider's Services shall be capable of supporting fax calls and voice –band data calls.  Provider will work in good faith with Verizon’s International Network Management Center to take immediate action to correct any problem whether it has received notice of any such problem from Verizon or has detected it from its own monitoring.  At all times, Provider must meet or exceed the quality of service metrics of other providers of similar services to Verizon as determined solely by Verizon.  Provider will dedicate appropriate resources to the Verizon account in order to meet or exceed these quality of service metrics.  Provider will monitor and review its quality of service metrics on a daily basis in order to assure that they are within the requirements of Verizon.  In addition, at Verizon’s discretion, Provider will work with Verizon’s Engineering groups in order to continue to improve the quality of the Services on an on-going basis.  Failure by Provider to deliver the quality of service that is acceptable to Verizon or failure by Provider to return any uncompleted calls to Verizon’s network for completion may result in a decision by Verizon in its sole discretion to terminate this Agreement, or any or all of the affected services, immediately upon written notice to Provider, without incurring any termination liability.

7.3

Provider shall at all times comply, or shall cause the applicable Authorized Entity to comply, with the provisions of this Agreement and Attachment A, Provider, or its Authorized Entity, shall be responsible for, and shall bear all costs associated with establishing initially the interconnection between the Provider's Network and Verizon's Network, maintaining and repairing Provider’s Network, and reporting, investigating and correcting any Interruption of the Services.

7.4

Each party agrees that its equipment (or, if applicable, the Authorized Entities' equipment) and the Services provided hereunder shall not interfere with or impair any other services or facilities furnished by the other party including, but not limited to, damage to the other's plant, unlawful impairment of the privacy of any communications transmitted over the Services, or creation of a hazard to any employees or Customers or to the public. If a party determines that any such impairment or interference exists, that party shall provide written notice to the other party. Such notice shall state, if known, the nature and cause of the interference or impairment in sufficient detail to allow the damaging party to take immediate remedial measures, including, but not limited to, blockage of the other party's network associated with the Services as provided for in Section 7.5 below. If additional equipment is required because of the damaging party's misuse of the Services the damaging party shall bear the cost thereof, 'The damaged party shall have the right to inspect any such equipment to determine its compliance and compatibility with the damaged party's network.

7.5

If any party, in its sole discretion, determines that any emergency action is necessary to protect its own telecommunications network that party may block any signals the other party may be transmitting over the blocking party's network. In the event Verizon takes emergency action and blocks any Services, Verizon shall be relieved of all obligations to make payments for such Services until such time as the emergency is resolved. If the blockage by Verizon is due to a failure of the Services to meet the Specifications, Verizon may be entitled to an Interruption credit in accordance with the terms of Section 7.1 above. Each party will notify the other, as soon as practicable, when a blockage occurs and the parties shall work diligently towards restoration of the affected service. No party shall have any obligation to any other party for any claim, judgment or liability resulting from such blockage, except as otherwise provided in this Section 7.5.

VIII.

LIMITATIONS OF WARRANTY AND DAMAGES

8.1

THE REMEDIES SET FORTH ABOVE IN ARTICLE VI! SHALL BE PROVIDER'S SOLE OBLIGATIONS AND VERIZON'S SOLE REMEDIES FOR ANY LOSS OR DAMAGE SUSTAINED AS A RESULT OF ANY INTERRUPTION OF THE SERVlCES, HOWEVER LONG IT SHALL LAST AND REGARDLESS OF THE CAUSE, UNLESS SUCH LOSS OR DAMAGE IS DUE TO PROVIDER’S GROSS NEGLIGENCE OR WILL FUL ACTS OR OMISSIONS.

8.2

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTIES FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES RELATING TO OR ARISING FROM THE PROVISION OF THE TELECOMMUNICATIONS SERVICES TO BE PROVIDED HEREUNDER, OR OTHERWISE RELATING TO THE PERFORMANCE BY EITHER FARTY OF·ITS OBLIGATIONS HEREUNDER, INCLUDING, WITHOUT LIMITATION, DAMAGES BASED ON LOSS OF REVENUES, PROFITS OR BUSINESS

OPPORTUNITIES, WHETHER OR NOT PROVIDER OR  VERIZON HAD OR SHOULD HAVE HAD ANY KNOWLEDGE, ACTUAL OR CONSTRUCTIVE, THAT SUCH DAMAGES MIGHT BE INCURRED, PROVIDED, HOWEVER THAT THE

FOREGOING IS NOT INTENDED TO LIMIT ANY REMEDIES EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

IX.

INDEMNIFICATION

9.1

Provider shall indemnify, defend (by counsel reasonably acceptable to Verizon) and hold Verizon and its Customers harmless from and against any and all loss, liability, damage and expense (including reasonable attorneys' fees which shall include allocable costs of in-house counsel) arising out of any demand, claim, suit or judgment for damages to any property or bodily injury to or death of any persons, including, but not limited to, Customers, agents and employees of either party hereto (including payment under any worker's compensation law or under any plan for employee disability and death benefits) which may arise out of or be caused by any act or omission of Provider or any Authorized Entity.

9.2

Verizon or Ver1zon Affiliate, as applicable, shall indemnify, defend (by counsel reasonably acceptable to Provider) and hold Provider harmless from and against any and all loss, liability, damage and expense (including reasonable attorneys~ fees which shall include allocable costs of in-house counsel) arising out of any demand, claim, suit or judgment for damages to any property or bodily injury to or death of any persons, including, but not limited to, Customers, agents and employees of either party hereto (including payment under any workers' compensation law or wider any plan for employee disability and death benefits) which may arise out of or be caused by any act or omission of Verizon or Verizon Affiliate, as applicable,

9.3

Provider shall indemnify, defend (by counsel reasonably acceptable to Verizon) and hold Verizon harmless from and against any and all loss, damage. liability, fine, penalty, and expense (including reasonable attorneys' fees which shall include allocable costs of in-house counsel) arising out of the failure to have or to maintain all Required Rights specified in Section 6. I hereof.

9.4

If any claim arises to which the provisions of this Article IX or other provision of this Agreement relating to indemnification may be applicable, the party against whom such claim is made shall, immediately upon learning of such claim, notify the other party. Such other party, at its option, may settle or compromise such claim or retain counsel and control and prosecute the defense. In no event shall the party against whom the claim is asserted have the right to pay, settle or otherwise compromise such claim without the prior written consent of the party who may be obligated for such indemnity, and the parties hereto agree that they will not unreasonably withhold their consent to such payment, settlement or compromise.

9.5

If any claim arises to which the provisions of this Article IX or other provision of this Agreement relating to indemnification may be applicable, then each party agrees that it will provide the other all reasonable aid and cooperation in the conduct of the defense and/or settlement or compromise of such claim as regards liability to any third party, In any such proceeding, Verizon and, to the extent that any of Provider's services are covered by a tariff, Provider, shall assert that limitation of liability provisions in each party's tariffs act as a bar to any liability on the part of either Verizon or Provider as to any third party, including any affected Customers, to the extent that a claim of liability as to such third party arises out of the provision of any services relating to this Agreement.

9.6

The indemnification provisions in this Article IX and in Article XII and Article XIV shall survive the expiration or termination of this Agreement.

X.

DEFAULT

10.1

Except for Provider's obligations -to furnish the Services without interruption and to repair Provider's Network used to provide the Services, the remedies for breach of which are set forth in Section 3.2 and Article VII, and except as set forth in Article V!, no party shall be in default under this Agreement unless and until it has been given written Notice of a breach of this Agreement by the other party and shall have failed to cure such breach within thirty (30) days after receipt of such notice. When a breach cannot reasonably be cured within such thirty (30) day period, the time for curing such breach may be extended by agreement of the parties for such period of time as may be necessary to complete such curing; provided that the breaching party shall have proceeded promptly to cure such breach and shall continue to prosecute such curing with due diligence.

10.2

The violation by a party of any applicable laws, statutes, ordinances, codes or other legal requirements with respect to the Services (except for violations described in Section 6.11 which shall be governed by the terms thereof) will constitute a default when such violation(s) is not remedied within thirty (30) Business Days after written notice thereof; provided, however, that each party hereto reserves the right to contest and/or appeal any such claim of violation in which event termination shall be stayed pending resolution of the contest auditor appeal.

10.3

Each Authorized Entity shall be deemed a "party" for purposes of Section 10.2, all the occurrence of a default under Section 10.2 with respect to an Authorized Entity shall be deemed a default by Provider hereunder.

10.4          Subject to Article IX hereof, in the event of a default under this Agreement, the non-defaulting party shall have the right to (a) suspend its performance or payment obligations with respect to the affected Services, (b) terminate this Agreement, or, at its discretion, the affected Services, immediately upon giving written notice of such termination to the defaulting party, and or (c) pursue any or all other remedies available at law and/or equity.

10.5

Either party may terminate this Agreement immediately (a) upon the other party's insolvency, dissolution or cessation of business operations, (b) if such other party files a petition in bankruptcy or if a petition in bankruptcy is filed against it, or (c) if such other party makes an assignment for the benefit of any of its creditors or similar arrangement pursuant to any bankruptcy law (or similar law of an applicable jurisdiction).

XI.

 INSURANCE

11.1

At all times during the term of this Agreement, Provider shall obtain, pay for, maintain, and require its Authorized Entities to maintain insurance for the coverage and amounts of coverage not less than those set forth below. Provider's and any Authorized Entity’s insurance provider(s) must be licensed to do business in the state{s) where the work is being performed. and must have an A.M. Best's rating of A-VIII or better. In the event of any failure by Provider to comply with the provisions of this Article XI, Verizon may, at its option1 on notice to Provider, suspend this Agreement until Provider is in full compliance with this Article XI. or terminate this Agreement. If Provider fails to obtain and or maintain any of the coverage’s required by this Article XI, Verizon may, but shall not be obligated to, obtain or maintain any such insurance on behalf of Provider or Authorized Entity and set off the costs thereof against any sums owed to Provider or otherwise be reimbursed for such costs by Provider.

(a)

Workers Compensation insurance complying with the law of the state(s) of operation, whether or not such coverage is required by law, and Employer's Liability insurance with a limit of not less than $1,000,000 each accident, including occupational disease coverage with a limit of not less than $1,000)000 each employee and a disease policy limit of not less than $1,000,000. Such Employer's Liability policy shall be written on an occurrence form. A claims-made policy will not be accepted by Verizon.

(b)

Commercial General Liability ("CGL'') insurance providing coverage for bodily injury and property damage of not less than $1,000,000 per occurrence and $2.000,000 aggregate covering Provider's insurable obligations, operations, premises, independent contractors, products-completed operations, personal injury and advertising injury. At Verizon’s sole option, Provider shall, upon request, provide the above-required CGL aggregate on a per-project basis. Additionally, the CGL policy must; (i) Not exclude injury or damage resulting from work, construction or demolition within fifty (50) feet of railroad trackage if such type of work will be or may be preformed; (Ii) provide coverage at least equivalent to that provided under the I.S.0. CGL standard policy form; (iii) not exclude explosion liability or damage to underground utilities or damages caused by collapse; and (iv) and include contractual liability coverage. Such policy shall be written on an occurrence form. Claims-made policies will not be accepted by Verizon

 (c)

Excess or Umbrella Liability coverage with a combined single limit for bodily injury and property damage of not less than $5,000,000 per occurrence with an annual aggregate of not less than $5,000,000 shall be obtained and shall apply in excess of Commercial General Liability.

11.2

A combination of primary and excess/umbrella liability policies will be acceptable as a means to meet the minimum limits specifically required by items 1(a) (Employer's Liability only) and 11.1(b) above.  Provider agrees to name Verizon as an additional insured as indicated below on all required herein, excluding Workers Compensation. All policies shall provide that the insurance coverage provided there under will be primary and noncontributory with any other applicable insurance. None of the insurance policies obtained to satisfy the requirements of this provision shall include a deductible in excess of $50,000.00. All policies must cover all operations of Provider.

11.3

Provider shall require all of its subcontractors (if any) to purchase and maintain the foregoing coverages, including specified policy limits and endorsements, to name Verizon as an additional insured, and to provide written evidence of such coverage to Provider, as well as any other coverages that Provider considers necessary. Further, Provider shall require all subcontractors to waive their right of subrogation against Verizon and shall require all subcontractor's policies to contain a waiver of subrogation endorsement for all claims against Verizon as required of Provider, below. Any deficiency in coverages, policy limits or endorsements of such subcontractor(s) shall be the sole responsibility of Provider. Provider shall keep all subcontractor certificates for a period of two (2) years after all services have been completed under this Agreement. Upon request of Verizon, Provider shall furnish copies of any subcontractor certificate(s) within ten (10) days after Verizon's request therefore.

11.4

Before commencing work under this Agreement, Provider shall provide to Verizon an original standard "ACORD" certificate of insurance (or comparable form acceptable to Verizon) signed by an authorized representative of the insurance company, certifying that the insurance coverage(s) required hereinabove are in effect for the purposes of this Agreement. Such certificates shall certify that no material modification or termination of such coverage(s) shall be effective without at least thirty (30) days advance written notice to Verizon. Certificate holder and additional insured must match entity indicated in the Agreement and original certificates sent to address shown in Article XV of this Agreement. Provider shall, upon written request, provide Verizon with a certified copy of the involved insurance policy or policies within ten (1 0) Business Days after receipt of such request

11.5

Provider waives all of its express and/or implied right(s) of subrogation against Verizon, its officers, directors, agents, and employees thereof and Provider's insurance policies shall contain a waiver of subrogation endorsement for all claims against Verizon, its officers, directors, agents, and employees thereof. The above-required waivers shall also extend to companies and other legal entities that control, are controlled by, are subsidiaries of, or are affiliated with Verizon, and the respective officers, directors, agents, employees and shareholders of-such companies or entities

11.6

Neither the insurance required herein or the amount and type of insurance maintained by Provider shall limit or affect the extent of Providers liability hereunder for injury, death, loss or damage. Verizon. and its Affiliates, shall not insure nor be responsible for any loss or damage to property of any kind owned or leased by Provider or its employees, servants and agents. Any policy of insurance covering property owned or leased by Provider against loss by physical damage shall provide that the underwriters have given their permission to waive their rights of subrogation against Verizon, its Affiliates and subsidiaries and their respective directors, officers, and employees

11.7

No Limitation. Provider is responsible for determining whether the above minimum insurance coverages are adequate to protect its interests. The above minimum coverages do not constitute limitations upon Provider's liability

XII.

 INFRINGEMENT

12.1

Provider represents and warrants that the equipment and facilities that will be used in furnishing the Services to Verizon pursuant to this Agreement will not infringe or violate any copyright, patent, trade secret or any other intellectual property rights or similar property rights, excluding, however, any such infringement which may arise due to combining such equipment and facilities with (a) equipment or facilities furnished by Verizon, or (b) equipment or facilities located off of Provider's Network and furnished by a third party unrelated to Provider. Provider will indemnity, defend (by counsel reasonably acceptable to n and hold Verizon and its Customers harmless from and against any claims made and/or loss suffered (including reasonable attorneys fees which shall include allocable costs of in-house counsel) as a consequence of any such infringement or violation of any copyright, patent, trade secret or any other intellectual property rights or similar property rights. Moreover, should the equipment or facilities furnished by Provider hereunder become, or in Provider’s opinion is likely to become, the subject of a claim of infringement, or should Verizon’s use of the equipment and facilities be finally enjoined, Provider shall, at its expense;

12.1,1

Procure for Verizon the right to continue using the equipment or facilities; or

12.1.2

Replace or modify the equipment or facilities to make it non-infringing.

XIII.

FORCE MAJEURE

In no event shall either party have any claim or right against the other party for any failure of performance by such other party if such failure of performance is caused by or the result of causes beyond the reasonable control of such other party (a "Force Majeure Event"), including, but not limited to, act of God, fire, flood or other natural catastrophe; laws, orders, rules, regulations, directions or actions of governmental authorities having jurisdiction Over the subject matter of this Agreement or any civil or military authority; the condemnation or taking by eminent domain of any of a party's facilities used in connection with the Services; national emergency, insurrection, riot or war; or other similar occurrence. Notwithstanding anything in this Agreement to the contrary. (a) a cable cut, regardless of cause, shall not be deemed a "Force Majeure Event" hereunder, (b) no act or omission of any employee, agent, contractor or subcontractor of Provider or any Authorized Entity shall be deemed to be «beyond the reasonable control" of Provider for purposes of this Article XIII, and (c) in the event that any Force Majeure Event results in a failure of any Services to meet the Specifications, Verizon's payment obligation with respect to such Services shall be suspended for the period of such failure. Notwithstanding anything in this Agreement to the contrary, if a failure of performance caused by a Force Majeure Event exceeds thirty (30) days, either party may terminate this Agreement or any affected Services immediately upon written notice to the other party, without incurring any termination liability.

XIV.

TAXES

All rates and charges in this Agreement arc exclusive of an applicable sales, use, excise or other similar consumption taxes, if any) which are by the terms of the relevant statute or ordinance imposed upon the entity receiving the Services provided under this Agreement. Provider shall separately state or itemize such taxes on its invoices. Verizon shall pay such applicable taxes. In the event. Verizon believes it is exempt from any such tax, Verizon will provide Provider with an exemption certificate evidencing such claimed exemption which Provider shall honor. In no case shal1 Verizon be responsible for any income taxes levied upon Provider's or any Authorized Entity's income, or any real or personal property taxes assessed against Provider or its property or against any Authorized Entity or its property, including any gross receipts taxes assessed in lieu of income or property taxes, or any municipal franchise taxes. Notwithstanding anything to the contrary in this Article XIV, Verizon shall be entitled to protest and or contest by appropriate proceedings any such tax for which it may be liable hereunder; provided that Verizon shall indemnify, defend (by counsel reasonably acceptable to Provider) and hold harmless Provider against any damages, losses, claims or judgments arising out of such protest and/or contest including, without limitation, any liens or attachments.

XV.         NOTICES

15.1

All notices and communications, except Rate Notices as described in Section 5.1 and invoicing and payment related notice as described in Section 5.3, concerning this Agreement shall e in writing and shall be addressed to:

Verizon (one copy to each) at:

a.

6665 N. MacArthur Blvd.

HQK02E64

Irving, Texas 75039

Attention:  Director – Alliance Management

FAX: 972-465-4715

b.

International Business Legal Group

2201 Loudoun County Parkway

 Ashburn, VA  20147

 FAX: (703) 886-0837

Provider (one copy to each) at:

Fusion Telecommunications

420 Lexington Avenue, Suite 1718

New York, New York 10170

Attn: Jan Sarro

Fax: 212-972-7884

Fusion Legal Department

420 Lexington Avenue, Suite 1718

New York, New York 20147

Attn: William Heitz, Esq.

Fax: 585-387-0130

Or at such other address as may be designated in writing to the other party.

15.2        Notices shall be sent by registered or certified U.S. Mail~ postage prepaid, or by commercial overnight delivery service, or by facsimile transmission (with evidence of confirmation)~ and shall be deemed delivered to addressee on the date of return receipt acknowledgment (in the case of notices sent via U.S. Mail) or on the next day after the date the notice was sent (in the case of notices sent by either overnight delivery service or by facsimile); provided. however. that upon receipt of a returned notice marked "unclaimed.," the sending party shall make reasonable effort to contact and notify the other party by telephone.

XVI.

CONFIDENTIALITY; ADVERTISING AND PUBLICITY

16.1

By virtue of this Agreement. Provider and Verizon, and their respective Affiliates may have access to or exchange Confidential Information. A Recipient (as denied in Section 1.6) of such Confidential Information shall not disclose any Confidential Information to any person or entity except (i) Affiliates who agree, in advance, in writing, to be bound by this Article XVI, and (ii) Recipient's employees, contractors and consultants, and Affiliates' employees, contractors and consultants, who have a need to know and who are bound in writing to protect the received Confidential Information from unauthorized use or disclosure. Confidential Information shall not otherwise be disclosed to any third party without the prior written consent of Owner (as defined in Section 1.6). Recipient shall use Confidential Information only for the purpose of this Agreement and shall protect such Confidential be disclosed to any third party without the prior written consent of Owner (as defined in Section 1.6). Recipient shall use Confidential Information only for the purpose of this Agreement and shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care.

16.2          Each party shall cause its Affiliate, to comply with the terms of this Article XVI. A failure of any Affiliate of a party to comply with the terms of this Article XVI shall be deemed a breach of this Agreement by such party. To the extent any Confidential Information is the information of an Affiliate, such Affiliate shall be entitled to enforce the confidentiality obligations of the other party and its Affiliates as a third party beneficiary of this Agreement.

16.3

The restrictions of this Article XVI shall not apply to information that: (i) was publicly known at the time of Owner's communication thereof to Recipient; (ii) becomes publicly known through no fault of Recipient subsequent to the time of Owner's communication thereof to Recipient; (iii) was in Recipient's possession free of any obligation of confidence at the time of Owner', communication thereof to Recipient (iv) is developed by Recipient independently of and without reference to any of Owner's Confidential Information or other information that Owner disclosed in confidence to any third party; (v) is rightfully obtained by Recipient from third party, authorized to make such disclosure without restriction; or (vi) is identified by Owner as no longer proprietary or confidential.

16.4

In the event Recipient is required by law, regulation or court order to disclose any or Owner', Confidential Information, Recipient will promptly notify Owner in writing prior to making any such disclosure in order to facilitate Owner seeking a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with Owner in seeking such order or other remedy. Recipient further agrees that if Owner is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, Recipient will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information

16.5

All Confidential Information disclosed in connection with this Agreement shall be and remain the property of Owner. All such information in tangible form shall be returned to Owner promptly upon written request and shall not thereafter be retained in any form by Recipient.

16.6

A party to this Agreement which makes Confidential Information available to any third party, including without limitation as permitted pursuant to Section 16.1 above shall remain liable for the handling by Recipient of the received Confidential Information in conformity with the requirements of this Agreement and for the breach by any such Recipient of such requirements. In the event that either party becomes aware of an non-permitted third party disclosure of Confidential Information hereunder, such party shall promptly notify the other party of such disclosure.

16.7

The parties acknowledge that Confidential Information is unique and valuable, and that disclosure in breach of this Article XVI will result in irreparable injury to Owner for which monetary damages alone would not be an adequate remedy. Therefore, the parties agree that in the event of a breach or threatened breach of confidentiality, Owner shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

16.8

Neither party shall publish or use any advertising, sales, promotions, or other publicity materials that use the other party's name, logo, trademarks or service marks without the prior written approval of the other party. Each party agrees not to issue any publicity materials, press releases or other public statements that refer to, or describe any aspect of, this AgreelJ1ent, without the prior written approval of the other party. Nothing in this Agreement establishes a license for either party to use any of the other party's brands, marks or logos without the prior written approval of the other party.

16.9

CPNI related to a party's Customers obtained by virtue of this Agreement shall be such party's Confidential Information and may not be used by the other party for any purpose except performance of its obligations under this Agreement:, and in connection with such performance, shall be disclosed only in accordance with this Article XVI, unless the party's Customer expressly directs it to disclose such information to the other party pursuant to the requirements of 47 U.S.C. Section 222(c)(2). If the other party seeks and obtains written approval to use or disclose such CPNI from the party's Customer(s), such approval shall be obtained only in compliance with Section 222(c)(2) and, in the event such authorization is obtained, the requesting party may use or disclose only such information as the party provides pursuant to such authorization and may not use information that the requesting party has otherwise obtained, directly or indirectly, in connection with its performance under this Agreement.

16.10

Pursuant to 47 U.S.C. 222(b), carrier information that is obtained by Recipient from Owner by virtue of this Agreement shall be Owner's Confidential Information and may not be used by the other party for any purpose except performance of its obligations under this Agreement, and in connection with such performance, shall be disclosed only in accordance with this Article XVI.

16.11

Provider agrees to abide, and to cause each Affiliate and Authorized Entity to abide, by the terms of Section 705 of the Communications Act of 1934, as amended, and other similar federal or state laws that apply to common carriers and which impose on such carriers the obligation not to divulge or publish (except as authorized by law) the existence, contents, substance, purport, effect or meaning of any communications which such carrier transmits, receives or assists in transmitting or receiving. Provider will abide) and will cause each Affiliate and Authorized Entity to abide, by the terms of such laws with respect to any communications which Provider or any such Affiliate or Authorized Entity transmits, receives or assists in transmitting or receiving as part of this Agreement, regardless of whether Provider’s or such Affiliate’s or Authorized Entity’s activities lead to or support a conclusion that Provider or such Affiliate’s or Authorized Entity is in fact a “common carrier” for the purposes of such laws

16.12

The provisions of this Article XVI shall survive the termination or expiration of this Agreement.

XVII.        DATA PROTECTION

17.1

Verizon acknowledges that Provider will, by virtue of the provision of Services to Verizon, come into possession of Verizon Data.

17.2

Provider shall implement appropriate technical and organizational measures to protect Verizon Data against accidental or unlawful use or destruction, accidental1oss~ alteration, unauthorized disclosure or access and against other unlawful forms of processing.

]7.3

Verizon acknowledges and agrees that Provider may, subject to applicable law, use, process and /or transfer Verizon Data for one or more of the following limited purposes only:

17.3.1 in connection with the provision of Services;

17.3.2 for the purpose of administration, provisioning, billing and reconciliation, maintenance) and customer support.

17.3.3 to comply with any statutory obligation) regulatory requirement or court or other public authority order.

XVIII.

ASSIGNMENT; TRANSFER OF INTERESTS

18.1

Any assignment by Provider of this Agreement, in whole or in pat\ shall require Verizon's prior written approval, which approval shall not be unreasonably withheld. Any approved assignee shall in writing assume and continue to perform the assignor's obligations hereunder. A copy of the assignee's written assumption shall be delivered to Verizon.

18.2

Provider acknowledges that Verizon has entered into this Agreement in reliance upon the unique business, technical and financial capabilities and experience of Provider. Provider shall give Verizon no less than thirty (30) days notice prior to any sale) assignment or transfer (a “Transfer") to a third party of a majority ownership interest in Provider. Verizon shall have the right, at any time within ninety (90) days after receipt of Provider's notice of Transfer, to notify Provider of its intent to terminate this Agreement or any portion of the Service then being provided hereunder. Any such termination shall be without liability to Verizon and shall take place on the daters) specified in Verizon's notice, which daters) shall be no more than twelve (12) months after the date of Transfer.

XlX.

AUTHORITY

19.1

Each party has full power and authority to enter into and perform this Agreement in accordance with its terms, and the person signing this Agreement on behalf of each party has been properly authorized and empowered to enter into this Agreement

19.2

Provider represents and warrants to Verizon that it  or the applicable Authorized Entity has authority to do business in each of the jurisdictions in which Services are provide to Verizon, and that Provider and each Authorized Entity is an entity, duly organized, validly existing and in good standing under the laws of the state of its origin.

XX.

GENERAL PROVISIONS

20.1

The relationship of the parties here under shall always and only be that of independent contractors.

20.2

Whenever the singular is used herein the same shall include the plural where appropriate, and when the plural is used herein1 the same shall include the singular where appropriate.

20.3

In the event any of the provisions of  this Agreement shall be held to be invalid, illegal or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect Verizon and Provider shall negotiate in good faith to substitute for such invalid, illegal or unenforceable provisions a mutually acceptable provision consistent with the original intention of the parties hereto.

20.4         The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting it or as amplifying or limiting any of its content.

20.5

This Agreement is the joint work product of both parties hereto. Accordingly, in the event of ambiguity, no presumption shall be imposed against any party by reason of document preparation.

20.6

Except as otherwise stated herein, no waiver of any breach of this Agreement or of any of the terms hereof shall be effective unless such waiver is in writing and signed by the parties. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

20.7

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of Jaws.

20.8

This Agreement between Provider and Verizon is non-exclusive. Nothing in this Agreement shall prevent Provider or Verizon from entering into similar arrangements with any other entities or otherwise furnishing telecommunications services to, or obtaining telecommunications services from, any entity.

20.9

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

20.10

This Agreement constitutes the entities agreement between the parties with respect to the subject matter and geographic locations referred to and supersedes any and all prior or contemporaneous agreements between the parties, whether written or oral. Unless otherwise expressly permitted herein, this Agreement cannot be modified except in writing signed by the parties.

XXI.

ARBITRATION

Any dispute arising out of or related to this Agreement which cannot be resolved by negotiation', shall be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement The costs of arbitration~ including the fees and expenses of the arbitrator, shall be shared equally by Verizon and Provider unless the arbitration award provides otherwise. Verizon and Provider shall each bear the cost of preparing and presenting its case. The parties agree that this provision and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the IIJ3A-AAA Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year first above written..

Fusion Telecommunications International, Inc.	MCI Commuications Services, Inc.
By: /s/ JAN SARRO Title: Executive Vice President Date: 9/21/06	By: /s/ JIM WOODRICH Title: Date: 9/25/06

Attachment A

Services:

Rates and Discounts

Additional Terms and Conditions, if any: